Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Incorporation

RingCentral International, Inc.	Delaware

RCLEC, Inc.	Delaware

RCVA, Inc.	Virginia

Connect First, Inc.	Delaware

RingCentral Florida, LLC	Florida

RingCentral Canada Inc.	Canada

RingCentral Brasil Soluções em TI LTDA	Brazil

RingCentral UK LTD	United Kingdom

RingCentral CH GmbH	Switzerland

RingCentral B.V.	Netherlands

RingCentral Ireland Limited	Ireland

RingCentral Espana SL	Spain

RingCentral Italy S.R.L.	Italy

RingCentral France	France

RingCentral Hong Kong Limited	Hong Kong

Xiamen RingCentral Software Co., Ltd.	China

RingCentral Singapore Pte. Ltd.	Singapore

RingCentral Australia Pty Ltd	Australia

RingCentral Japan K.K.	Japan

RingCentral Korea, Ltd.	South Korea

RingCentral Holdings I, Inc.	Delaware

RingCentral IP Holdings, Inc.	Delaware

RingCentral Estonia OÜ	Estonia

RingCentral South Africa Pty Ltd	South Africa

RingCentral Germany GmbH	Germany

RingCentral India Private Limited	India

RingCentral Israel Ltd.	Israel

RingCentral Ventures, LLC	Delaware

RingCentral Innovation (India) Private Limited	India

RingCentral Philippines, Inc.	Philippines